Exhibit 99

RS Services signs $1.1 Million in Sam’s Club Business

Hamden, CT, January 13, 2005 - Host America Corporation (NASDAQ-CAFÉ) announced today that RS Services has won five (5) contracts to perform electrical control and renovations for Sam’s Club, a division of Wal-Mart Stores, Inc., in Florida and Texas, under a prime contract agreement.  The work is being performed by a new division, formed shortly after the RS Services merger was announced.  Ronald Sparks, RS Services President, has been expanding the company to accommodate the newly anticipated control business by hiring trained and qualified electricians who will install the products, with RS Services providing technical assistance. These short term projects will begin in January, 2005.

In related news, a proxy statement is being sent to shareholders regarding the merger of RS Services.  “I have spoken personally with a large majority of shareholders, and expect an overwhelming approval for this merger,” says Geoffrey Ramsey, CEO of Host America.  “We anticipate the closing to be on or about January 31, 2005.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America